AXP PARTNERS FUNDS

                             RULE 10f-3 REPORT FORM

                         Record of Securities Purchased
                     Under the Fund's Rule 10f-3 Procedures

1.   Name of Portfolio AXP Partners Aggressive Growth Fund

2.   Name of Issuer Omnicare, Inc.

3.   Date of Purchase 06/10/03

4.   Underwriter from whom purchased Wachovia Securities, LLC

5.   "Affiliated   Underwriter"   managing  or   participating  in  underwriting
     syndicate J.P. Morgan Securities Inc.

6.   Is a list of the underwriting syndicate's members attached? Yes  X  No ____

7. Aggregate principal amount of purchase by all investment companies advised by the Subadviser $7,928,166.60

8.   Aggregate principal amount of offering $188,628,750.00

9.   Purchase price (net of fees and expenses) $29.16

10.  Date offering commenced 06/10/03

11.  Offering price at close of first day on which any sales were made $29.40

12.  Commission, spread or profit $1.312 / 4.5%

13.  Have the following conditions been satisfied?

     a.   The securities are:                                                           Yes       No
                  part of an issue registered under the Securities
                  Act of 1933 which is being offered to the public;                      X       ___

                  Eligible Municipal Securities;                                        ___      ___

                  sold in an Eligible Foreign Offering; or                              ___      ___

                  sold in an Eligible Rule 144A offering?                               ___      ___

          (See Appendix A to the Rule 10f-3 Procedures for definitions of the capitalized terms herein.)

     b.   (1)     The securities were purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the
                  issuer); OR                                                            X       ___

                                                                                        Yes     No
          (2)  If the securities to be purchased were offered for
               subscription upon exercise of rights, such securities were purchased on or before the fourth day preceding the day on
               which the rights offering terminates?                                    ___     ___

     c.   The underwriting was a firm commitment underwriting?                           X      ___

     d.   The commission,  spread, or profit was reasonable and fair in relation to that being received by others for underwriting  similar  securities during the same period (see  attachment  for comparison of spread with
          comparable recent offerings)?                                                  X      ___

     e.   The  issuer  of  the   securities,   except  for  Eligible   Municipal
          Securities, and its predecessors have been in continuous operation for
          not less than three years?                                                     X      ___

     f.   (1)  The amount of the securities, other than those sold in an Eligible
               Rule 144A Offering (see below), purchased by all of the
               investment companies advised by the Adviser did not exceed
               25% of the principal amount of the offering; OR                           X      ___

          (2)  If the  securities  purchased  were sold in an Eligible Rule 144A
               Offering, the amount of such securities purchased by all of the investment companies advised by the Adviser or Subadviser did not exceed 25% of the total of:

               (i)  The  principal  amount of the offering of such class sold by
                    underwriters   or  members  of  the  selling   syndicate  to
                    qualified   institutional   buyers,   as   defined  in  Rule
                    144A(a)(1), plus                                                    ___     ___

               (ii) The  principal  amount of the  offering of such class in any
                    concurrent public offering?                                         ___     ___

     g.   (1)   No affiliated underwriter of the Fund was a direct or indirect
                participant in or beneficiary of the sale; OR                            X      ___

          (2)  With   respect  to  the   purchase  of  Eligible   Municipal
               Securities, such purchase was not designated as a group sale or  otherwise  allocated  to the  account  of an  affiliated
               underwriter?                                                             ___     ___

     h.   Information has or will be timely supplied to the appropriate  officer of the Fund for inclusion on SEC Form N-SAR and  quarterly  reports to
          the Directors?                                                                 X      ___



Approved:  /s/ Christine Rolli



Christine Rolli                                     Date: July 17, 2003
---------------------------
    Subadviser

UNDERWRITING

Subject to the conditions specified in the underwriting agreement dated as of June 10, 2003, each of the underwriters named below for whom Lehman Brothers Inc., J.P. Morgan Securities Inc. and UBS Securities LLC are joint book-running managers, has severally agreed to purchase from us, and we have agreed to sell to the underwriters, the respective number of shares indicated in the following table:

                                                    Number

         Underwriters                              of shares

         ----------                          ---------------------
         Lehman Brothers Inc.                            1,298,813
         J.P. Morgan Securities Inc.                     1,298,813
         UBS Securities LLC                              1,006,875
         SunTrust Capital Markets, Inc.                    603,281
         Wachovia Securities, LLC                          520,312
         CIBC World Markets Corp.                          517,500
         Thomas Weisel Partners LLC                        379,406
                                             ---------------------
         Total                                           5,625,000
                                             ---------------------

The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the shares in this offering if any are purchased, other than those covered by the over-allotment option described below. The conditions contained in the underwriting agreement include requirements that:

   - the representations and warranties made by us to the underwriters are true;

   - there has been no material adverse change in our condition or in the financial markets;

   - we deliver the customary closing documents to the underwriters; and

   - the underwriters deliver certain legal opinions by their counsel.

Over-Allotment Option

We have granted the underwriters an option to purchase, within 30 days of the original date of issuance, in whole or in part, up to 843,750 shares at the offering price less the underwriting discounts and commissions indicated below. The option may be exercised to cover over-allotments made in connection with the offering of the shares. To the extent that the option is exercised, the underwriters will be obligated, so long as the conditions set forth in the underwriting agreement are satisfied, to purchase these additional shares and we will be obligated to sell these additional shares to the underwriters.